EXHIBIT 99.2

DESCRIPTION OF REGULATION AND LICENSING

The gaming industry is highly regulated, and we must maintain our licenses and pay gaming taxes to continue our operations. Each of our casinos is subject to extensive regulation under the laws, rules, and regulations of the jurisdiction where it is located. These laws, rules, and regulations generally concern the responsibility, financial stability, and character of the owners, managers, and persons with financial interest in the gaming operations. Violations of laws in one jurisdiction could result in disciplinary action in other jurisdictions.

In addition to gaming regulations, our businesses are subject to various federal, state, and local laws and regulations of the countries and states in which we operate. These laws and regulations include, but are not limited to, restrictions and conditions concerning alcoholic beverages, environmental matters, employment and immigration, currency transactions, taxation, zoning and building codes, marketing and advertising, timeshare, lending, privacy, telemarketing, and regulations applicable under the Office of Foreign Asset Control and the Foreign Corrupt Practices Act. Such laws and regulations could change or could be interpreted differently in the future, or new laws and regulations could be enacted. Any material changes, new laws or regulations, or material differences in interpretations by courts or governmental authorities could adversely affect our business and operating results.

Nevada Government Regulation

The ownership and operation of our casino gaming facilities in Nevada are subject to the Nevada Gaming Control Act and the regulations promulgated thereunder (collectively, the “Nevada Act”), and various local regulations. Our gaming operations are subject to the licensing and regulatory control of the Nevada Gaming Commission (the “Nevada Commission”), the Nevada State Gaming Control Board (the “Nevada Board”), and various county and city licensing agencies (the “local authorities”). The Nevada Commission, the Nevada Board, and the local authorities are collectively referred to as the “Nevada Gaming Authorities.”

The laws, regulations, and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy that are concerned with, among other things:

•	the prevention of unsavory or unsuitable persons from having direct or indirect involvement with gaming at any time or in any capacity;

•	the establishment and maintenance of responsible accounting practices;

•	the maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues;

•	providing reliable record keeping and requiring the filing of periodic reports with the Nevada Gaming Authorities;

•	the prevention of cheating and fraudulent practices; and

•	providing a source of state and local revenues through taxation and licensing fees.

Any change in the laws, regulations, and supervisory procedures of the Nevada Gaming Authorities could have an adverse effect on our gaming operations.

Each of our subsidiaries that currently operate casinos in Nevada (collectively, the “Nevada casino licensees”) is required to be licensed by the Nevada Gaming Authorities. Each gaming license requires the periodic payment of fees and taxes and is not transferable. MGM Grand Hotel, LLC, New York-New York Hotel & Casino, LLC, Bellagio, LLC, MGM Resorts Manufacturing Corp., and Aria Resort & Casino, LLC are also licensed as manufacturers and distributors of gaming devices (collectively, the “Nevada manufacturer and distributor licensees”). Certain of our subsidiaries have also been licensed or found suitable as shareholders, members, or general partners, as relevant, of the Nevada casino licensees and of the Nevada manufacturer and distributor licensees. The Nevada casino licensees, Nevada manufacturer and distributor licensees, and the foregoing subsidiaries are collectively referred to as the “Nevada licensed subsidiaries.”

We, along with Mirage Resorts, Incorporated and Mandalay Resort Group, are required to be registered by the Nevada Commission as publicly traded corporations (collectively, the “Nevada registered corporations”) and as such, each of us is required periodically to submit detailed financial and operating reports to the Nevada Commission and furnish any other information that the Nevada Commission may require. No person may become a stockholder or member of, or receive any percentage of profits from, the Nevada licensed subsidiaries without first registering with (for equity ownership of 5% or less), or obtaining licenses and approvals from the Nevada Gaming Authorities. Additionally, the local authorities have taken the position that they have the authority to approve all persons owning or controlling the stock of any corporation controlling a gaming licensee. The Nevada registered corporations and the Nevada licensed subsidiaries have obtained from the Nevada Gaming Authorities the various registrations, approvals, permits, and licenses required in order to engage in gaming activities in Nevada.

The Nevada Gaming Authorities may investigate any individual who has a material relationship to, or material involvement with, the Nevada registered corporations or any of the Nevada licensed subsidiaries to determine whether such individual is suitable or should be licensed as a business associate of a gaming licensee. Officers, directors, and certain key employees of the Nevada licensed subsidiaries must file applications with the Nevada Gaming Authorities and may be required to be licensed by the Nevada Gaming Authorities. Officers, directors, and key employees of the Nevada registered corporations who are actively and directly involved in the gaming activities of the Nevada licensed subsidiaries may be required to be licensed or found suitable by the Nevada Gaming Authorities. The Nevada Gaming Authorities may deny an application for licensing or a finding of suitability for any cause they deem reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation. The applicant for licensing or a finding of suitability, or the gaming licensee by which the applicant is employed or for whom the applicant serves, must pay all the costs of the investigation. Changes in licensed positions must be reported to the Nevada Gaming Authorities, and, in addition to their authority to deny an application for a finding of suitability or licensure, the Nevada Gaming Authorities have jurisdiction to disapprove a change in a corporate position.

If the Nevada Gaming Authorities were to find an officer, director, or key employee unsuitable for licensing or to continue having a relationship with the Nevada registered corporations or the Nevada licensed subsidiaries, such Nevada registered corporations or Nevada licensed subsidiaries, as applicable, would have to sever all relationships with that person. In addition, the Nevada Commission may require the Nevada registered corporations or the Nevada licensed subsidiaries to terminate the employment of any person who refuses to file appropriate applications. Determinations of suitability or of questions pertaining to licensing are not subject to judicial review in Nevada.

The Nevada registered corporations and the Nevada casino licensees are required to submit detailed financial and operating reports to the Nevada Commission. Substantially all of the Nevada registered corporations’ and the Nevada licensed subsidiaries’ material loans, leases, sales of securities, and similar financing transactions must be reported to or approved by the Nevada Commission.

If the Nevada Commission determined that we or a Nevada licensed subsidiary violated the Nevada Act, it could limit, condition, suspend, or revoke, subject to compliance with certain statutory and regulatory procedures, our gaming licenses and those of the Nevada licensed subsidiaries. In addition, the Nevada registered corporations and the Nevada licensed subsidiaries and the persons involved could be subject to substantial fines for each separate violation of the Nevada Act at the discretion of the Nevada Commission. Further, a supervisor could be appointed by the Nevada Commission to operate the gaming establishments and, under certain circumstances, earnings generated during the supervisor’s appointment (except for the reasonable rental value of the gaming establishments) could be forfeited to the State of Nevada. Limitation, conditioning, or suspension of any gaming license or the appointment of a supervisor could (and revocation of any gaming license would) materially adversely affect our gaming operations.

Any beneficial holder of our voting securities, regardless of the number of shares owned, may be required to file an application, be investigated, and have his or her suitability as a beneficial holder of the voting securities determined if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada. The applicant must pay all costs of investigation incurred by the Nevada Gaming Authorities in conducting any such investigation.

The Nevada Act requires any person who acquires more than 5% of any class of our voting securities to report the acquisition to the Nevada Commission. The Nevada Act requires that beneficial owners of more than 10% of any class of our voting securities apply to the Nevada Commission for a finding of suitability within 30 days after the Chairman of the Nevada Board mails the written notice requiring such filing. Under certain circumstances, an “institutional investor” as defined in the Nevada Act, which acquires more than 10% but not more than 25% of any class of our voting securities, may apply to the Nevada Commission for a waiver of such finding of suitability if such institutional investor holds the voting securities for investment purposes only. An institutional investor that has obtained a waiver may, in certain circumstances, own up to 29% of the voting securities of a registered company for a limited period of time and maintain the waiver.

An institutional investor will be deemed to hold voting securities for investment purposes if it acquires and holds the voting securities in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of our board of directors, any change in our corporate charter, bylaws, management, policies, or operations, or any of our gaming affiliates, or any other action that the Nevada Commission finds to be inconsistent with holding our voting securities for investment purposes only. Activities that are not deemed to be inconsistent with holding voting securities for investment purposes only include:

•	voting on all matters voted on by stockholders;

•	making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in its management, policies, or operations; and

•	such other activities as the Nevada Commission may determine to be consistent with such investment intent.

If the beneficial holder of voting securities who must be found suitable is a corporation, partnership, or trust, it must submit detailed business and financial information including a list of beneficial owners. The applicant is required to pay all costs of investigation.

Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Nevada Commission or the Chairman of the Nevada Board, or who refuses or fails to pay the investigative costs incurred by the Nevada Gaming Authorities in connection with investigation of its application, may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any stockholder found unsuitable and who holds, directly or indirectly, any beneficial ownership of our common stock beyond such period of time as may be prescribed by the Nevada Commission may be guilty of a criminal offense. We will be subject to disciplinary action if, after we receive notice that a person is unsuitable to be a stockholder or to have any other relationship with us or a Nevada licensed subsidiary, we or any of the Nevada licensed subsidiaries:

•	pays that person any dividend or interest upon any of our voting securities;

•	allows that person to exercise, directly or indirectly, any voting right conferred through securities held by that person;

•	pays remuneration in any form to that person for services rendered or otherwise; or

•	fails to pursue all lawful efforts to require such unsuitable person to relinquish his or her voting securities including if necessary, the immediate purchase of the voting securities for cash at fair market value.

The Nevada Commission may, in its discretion, require the holder of any debt security of the Nevada registered corporations to file an application, be investigated, and be found suitable to hold the debt security. If the Nevada Commission determines that a person is unsuitable to own such security, then pursuant to the Nevada Act, the registered corporation can be sanctioned, including the loss of its approvals, if, without the prior approval of the Nevada Commission, it:

•	pays to the unsuitable person any dividend, interest, or any distribution whatsoever;

•	recognizes any voting right by such unsuitable person in connection with such securities;

•	pays the unsuitable person remuneration in any form; or

•	makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation, or similar transaction.

We are required to maintain a current stock ledger in Nevada that may be examined by the Nevada Gaming Authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Nevada Gaming Authorities. A failure to make such disclosure may be grounds for finding the record holder unsuitable. We are also required to render maximum assistance in determining the identity of the beneficial owner. The Nevada Commission has the power to require the Nevada registered corporations’ stock certificates to bear a legend indicating that such securities are subject to the Nevada Act. However, to date, the Nevada Commission has not imposed such a requirement on the Nevada registered corporations.

The Nevada registered corporations may not make a public offering of any securities without the prior approval of the Nevada Commission if the securities or the proceeds therefrom are intended to be used to construct, acquire, or finance gaming facilities in Nevada, or to retire or extend obligations incurred for those purposes or for similar purposes. An approval, if given, does not constitute a finding, recommendation, or approval by the Nevada Commission or the Nevada Board as to the accuracy or adequacy of the prospectus or the investment merits of the securities. Any representation to the contrary is unlawful.

On July 13, 2011, the Nevada Commission granted the Nevada registered corporations prior approval to make public offerings for a period of three years, subject to certain conditions.

Changes in control of the Nevada registered corporations through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or any act or conduct by a person whereby he or she obtains control may not occur without the prior approval of the Nevada Commission. Entities seeking to acquire control of a registered corporation must satisfy the Nevada Board and the Nevada Commission concerning a variety of stringent standards prior to assuming control of the registered corporation. The Nevada Commission may also require controlling stockholders, officers, directors, and other persons having a material relationship or involvement with the entity proposing to acquire control to be investigated and licensed as part of the approval process relating to the transaction.

The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities, and corporate defensive tactics affecting Nevada gaming licensees and registered corporations that are affiliated with those operations may be injurious to stable and productive corporate gaming. The Nevada Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Nevada’s gaming industry and to further Nevada’s policy to:

•	assure the financial stability of corporate gaming operators and their affiliates;

•	preserve the beneficial aspects of conducting business in the corporate form; and

•	promote a neutral environment for the orderly governance of corporate affairs.

Approvals are, in certain circumstances, required from the Nevada Commission before we can make exceptional repurchases of voting securities above the current market price and before a corporate acquisition opposed by management can be consummated. The Nevada Act also requires prior approval of a plan of recapitalization proposed by a registered corporation’s board of directors in response to a tender offer made directly to the registered corporation’s stockholders for the purpose of acquiring control of that corporation.

License fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Nevada and to the local authorities. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly, or annually and are based upon either:

•	a percentage of the gross revenues received;

•	the number of gaming devices operated; or

•	the number of table games operated.

The tax on gross revenues received is generally 6.75%. A live entertainment tax is also paid on charges for admission to any facility where certain forms of live entertainment are provided. The Nevada manufacturer and distributor licensees also pay certain fees and taxes to the State of Nevada.

Because we are involved in gaming ventures outside of Nevada, we are required to deposit with the Nevada Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation by the Nevada Board of our participation in such foreign gaming. The revolving fund is subject to increase or decrease at the discretion of the Nevada Commission. Thereafter, we are also required to comply with certain reporting requirements imposed by the Nevada Act. We would be subject to disciplinary action by the Nevada Commission if we:

•	knowingly violate any laws of the foreign jurisdiction pertaining to the foreign gaming operation;

•	fail to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations;

•	engage in any activity or enter into any association that is unsuitable because it poses an unreasonable threat to the control of gaming in Nevada, reflects or tends to reflect discredit or disrepute upon the State of Nevada or gaming in Nevada, or is contrary to the gaming policies of Nevada;

•	engage in any activity or enter into any association that interferes with the ability of the State of Nevada to collect gaming taxes and fees; or

•	employ, contract with, or associate with any person in the foreign gaming operation who has been denied a license or a finding of suitability in Nevada on the ground of personal unsuitability, or who has been found guilty of cheating at gambling.

The sale of alcoholic beverages by the Nevada licensed subsidiaries is subject to licensing, control, and regulation by the applicable local authorities. All licenses are revocable and are not transferable. The agencies involved have full power to limit, condition, suspend, or revoke any such license, and any such disciplinary action could (and revocation would) have a material adverse effect upon our operations.

Michigan Government Regulation and Taxation

The Michigan Gaming Control and Revenue Act (the “Michigan Act”) subjects the owners and operators of casino gaming facilities to extensive state licensing and regulatory requirements. The Michigan Act also authorizes local regulation of casino gaming facilities by the City of Detroit, provided that any such local ordinances regulating casino gaming are consistent with the Michigan Act and rules promulgated to implement it. We are subject to the Michigan Act through our ownership interest in MGM Grand Detroit, LLC (the “licensed subsidiary”) which operates MGM Grand Detroit. Our ownership interest in MGM Grand Detroit, LLC is held by our wholly-owned subsidiary MGM Grand Detroit, Inc.

The Michigan Act creates the Michigan Gaming Control Board (the “Michigan Board”) and authorizes it to grant casino licenses to not more than three applicants who have entered into development agreements with the City of Detroit. The Michigan Board is granted extensive authority to conduct background investigations and determine the suitability of casino license applicants, affiliated companies, officers, directors, or managerial employees of applicants and affiliated companies and persons or entities holding a one percent or greater direct or indirect interest in an applicant or affiliated company. Institutional investors holding less than certain specified amounts of our debt or equity securities are exempted from meeting the suitability requirements of the Michigan Act since we are a publicly traded corporation, and provided that the securities were purchased for investment purposes only and not for the purpose of influencing or affecting our affairs. Any person who supplies goods or services to the licensed subsidiary which are directly related to, used in connection with, or affecting gaming, and any person who supplies other goods or services to the licensed subsidiary on a regular and continuing basis, must obtain a supplier’s license from the Michigan Board. In addition, any individual employed by the licensed subsidiary or by a supplier licensee whose work duties are related to or involved in the gaming operation or are performed in a restricted area or a gaming area of the licensed subsidiary must obtain an occupational license from the Michigan Board.

The Michigan Act imposes the burden of proof on the applicant for a casino license to establish its suitability to receive and hold the license. The applicant must establish its suitability as to integrity, moral character and reputation, business probity, financial ability and experience, responsibility, and other criteria deemed appropriate by the Michigan Board. A casino license is valid for a period of one year and the Michigan Board may refuse to renew it upon a determination that the licensee no longer meets the requirements for licensure.

The Michigan Board may, among other things, revoke, suspend or restrict the licensed subsidiary’s casino license. The licensed subsidiary is also subject to fines or forfeiture of assets for violations of gaming or liquor control laws or rules. In the event that the licensed subsidiary’s license is revoked or suspended for more than 120 days, the Michigan Act provides for the appointment of a conservator who, among other things, is required to preserve the assets to ensure that they shall continue to be operated in a sound and businesslike manner, or upon order of the Michigan Board, to sell or otherwise transfer the assets to another person or entity who meets the requirements of the Michigan Act for licensure, subject to certain approvals and consultations.

The Michigan Board has adopted administrative rules to implement the terms of the Michigan Act. Among other things, the rules impose more detailed substantive and procedural requirements with respect to casino licensing and operations.

Included are requirements regarding such things as licensing investigations and hearings, record keeping and retention, contracting, reports to the Michigan Board, internal control and accounting procedures, security and surveillance, extensions of credit to gaming patrons, conduct of gaming, and transfers of ownership interests in licensed casinos. The rules also establish numerous Michigan Board procedures regarding licensing, disciplinary and other hearings, and similar matters. The rules have the force of law and are binding on the Michigan Board as well as on applicants for or holders of casino licenses.

Under rules of the Michigan Board, a person or company which intends to acquire shares representing more than a 5% equity interest in a publicly traded company which is the holding company of a Michigan casino licensee must obtain approval of the acquisition from the Michigan Board. Subsequent to the acquisition, the person or company acquiring the shares must be determined by the Michigan Board to be ‘‘suitable’’ and ‘‘qualified’’ to own the shares. In addition, if the acquisition is by a company, ‘‘key persons’’ in the company (generally the officers, directors, managerial employees, and significant owners) must also be determined to be ‘‘suitable’’ and ‘‘qualified.’’ ‘‘Institutional investors’’ (as that term is defined in the Michigan Act) may generally obtain a waiver from these requirements if the institutional investor has less than 15% ownership interest in the publicly traded company. Upon attaining equity ownership of 5% or more, or filing Schedule 13D or 13G with the SEC, the Michigan Board must be notified by the investor. Unless otherwise ordered by the Michigan Board, institutional investors acquiring less than 10% equity ownership in the publicly traded company are entitled to an exemption from the approval requirements, but are required to file an institutional waiver application with the Michigan Board. Institutional investors acquiring 10% or more equity ownership must apply for an institutional waiver, supplying certain information delineated in Rule 504(3). Pursuant to Rule 504(4), institutional investors acquiring more than 15% equity ownership must apply to the Michigan Board for approval of the acquisition within 45 days after it occurs. The institutional investor and its key persons may be subject to suitability and qualification determinations.

The term ‘‘institutional investor’’ includes financial institutions, insurance companies, pension funds, mutual funds, etc. The shares held by the institutional investor must be held for investment purposes only. The following activities are deemed consistent with holding the shares for investment purposes: voting by proxy furnished by the board of directors, on all matters voted on by the holders of the voting securities; serving as a member of a committee of creditors or security holders formed in connection with a debt restructuring; nominating a candidate for election or appointment to the board of directors in connection with a debt restructuring; accepting appointment or election as a member of the board of directors in connection with a debt restructuring and serving in that capacity until the conclusion of the member’s term; making financial and other inquiries of management of the type normally made by securities analysts for information purposes and not to cause a change in its management, policies, or operations; and other activities that the board determines to be consistent with the investment intent.

The Michigan Liquor Control Commission licenses, controls and regulates the sale of alcoholic beverages by the licensed subsidiary pursuant to the Michigan Liquor Control Code of 1998. The Michigan Act also requires that the licensed subsidiary sell in a manner consistent with the Michigan Liquor Control Code.

The Detroit City Council enacted an ordinance entitled “Casino Gaming Authorization and Casino Development Agreement Certification and Compliance.” The ordinance authorizes casino gaming only by operators who are licensed by the Michigan Board and are parties to a development agreement which has been approved and certified by the City Council and is currently in effect, or are acting on behalf of such parties. The development agreement among the City of Detroit, MGM Grand Detroit, LLC and the Economic Development Corporation of the City of Detroit has been so approved and certified and is currently in effect. Under the ordinance, the licensed subsidiary is required to submit to the Mayor of Detroit and to the City Council periodic reports regarding its compliance with the development agreement or, in the event of non-compliance, reasons for non-compliance and an explanation of efforts to comply. The ordinance requires the Mayor of Detroit to monitor each casino operator’s compliance with its development agreement, to take appropriate enforcement action in the event of default and to notify the City Council of defaults and enforcement action taken; and, if a development agreement is terminated, it requires the City Council to transmit notice of such action to the Michigan Board within five business days along with Detroit’s request that the Michigan Board revoke the relevant operator’s casino license. If a development agreement is terminated, the Michigan Act requires the Michigan Board to revoke the relevant operator’s casino license upon the request of Detroit.

The administrative rules of the Michigan Board prohibit the licensed subsidiary or us from entering into a debt transaction affecting the capitalization or financial viability of MGM Grand Detroit without prior approval from the Michigan Board. On October 14, 2003, the Michigan Board authorized the licensed subsidiary to borrow under our credit facilities for the purpose of financing the development of its permanent casino and any future expansion of, or maintenance capital expenditures for, the permanent casino, and to secure such borrowings with liens upon substantially all of its assets. In the same order, the Michigan Board authorized MGM Grand Detroit, Inc. to pledge its equity interest in MGM Grand Detroit, LLC to secure such borrowings. Enforcement of a security interest in such equity interest is limited by the Michigan Act and the rules of the Michigan Board. Specifically, acquisitions resulting in an interest of more than one percent of an entity, other than a publicly traded corporation, holding a casino license are subject to the approval of the Michigan Board, and persons acquiring such interests must be found suitable by the Michigan Board.

The Michigan Act effectively provides for a wagering tax equal to 19% of adjusted gross receipts from gaming operations conducted at a casino. Proceeds of the wagering tax are shared between the State of Michigan and the City of Detroit. In addition to the wagering tax, the Michigan Act establishes an annual municipal service fee equal to the greater of $4 million or 1.25% of adjusted gross receipts to be paid to Detroit to defray its cost of hosting casinos, and an annual assessment, as adjusted annually based upon a consumer price index, in the initial amount of approximately $8.3 million to be paid to Michigan to defray its regulatory enforcement and other casino-related costs. These payments are in addition to the taxes, fees and assessments customarily paid by business entities situated in Detroit. The licensed subsidiary is also obligated to pay 1% of its adjusted gross receipts to Detroit, to be increased to 2% of its adjusted gross receipts in any calendar year in which adjusted gross receipts exceed $400 million.

Mississippi Government Regulation

We conduct our Mississippi gaming operations through two indirect subsidiaries, Beau Rivage Resorts, Inc., which owns and operates Beau Rivage in Biloxi, Mississippi, and MGM Resorts Mississippi, Inc., which owns and operates the Gold Strike Casino in Tunica County, Mississippi (collectively, the “casino licensees”). The ownership and operation of casino facilities in Mississippi are subject to extensive state and local regulation, but primarily the licensing and regulatory control of the Mississippi Gaming Commission and the Mississippi State Tax Commission.

The Mississippi Gaming Control Act (the “Mississippi Act”) legalized casino gaming in Mississippi. The Mississippi Gaming Commission adopted regulations in furtherance of the Mississippi Act. The laws, regulations and supervisory procedures of Mississippi and the Mississippi Gaming Commission seek to:

•	prevent unsavory or unsuitable persons from having any direct or indirect involvement with gaming at any time or in any capacity;

•	establish and maintain responsible accounting practices and procedures;

•	maintain effective control over the financial practices of licensees, including establishing minimum procedures for internal fiscal affairs and safeguarding of assets and revenues, providing reliable record keeping and making periodic reports to the Mississippi Gaming Commission;

•	prevent cheating and fraudulent practices;

•	provide a source of state and local revenues through taxation and licensing fees; and

•	ensure that gaming licensees, to the extent practicable, employ Mississippi residents.

The regulations are subject to amendment and interpretation by the Mississippi Gaming Commission. Changes in Mississippi law or the regulations or the Mississippi Gaming Commission’s interpretations thereof may limit or otherwise materially affect the types of gaming that may be conducted, and could have a material adverse effect on us and our Mississippi gaming operations.

The Mississippi Act provides for legalized gaming at the discretion of the 14 counties that either border the Gulf Coast or the Mississippi River, but only if the voters in such counties have not voted to prohibit gaming in that county. As of December 31, 2011, gaming was permissible in nine of the 14 eligible counties in the state and gaming operations had commenced in Adams, Coahoma, Hancock, Harrison, Tunica, Warren and Washington counties. Prior to Hurricane Katrina, Mississippi law required that gaming vessels be located on the Mississippi River or on navigable waters in eligible counties along the Mississippi River, or in the waters of the State of Mississippi lying south of the state in eligible counties along the Mississippi Gulf Coast. Subsequent to Hurricane Katrina, changes to the law became effective which allowed gaming facilities to be constructed on land in the three Gulf Coast counties, provided that no portion of the gaming facilities is located more than 800 feet from the mean high water line of the Mississippi Sound or designated bays on the Sound. The 800-foot limit does not apply to non-gaming facilities. The law permits unlimited stakes gaming on permanently moored dockside vessels or in land-based facilities on a 24-hour basis and does not restrict the percentage of space which may be utilized for gaming. There are no limitations on the number of gaming licenses which may be issued in Mississippi.

The casino licensees are subject to the licensing and regulatory control of the Mississippi Gaming Commission. Gaming licenses require the periodic payment of fees and taxes and are not transferable. Gaming licenses are issued for a maximum term of three years and must be renewed periodically thereafter. The current licenses of the casino licensees are effective through June 22, 2015.

We are registered by the Mississippi Gaming Commission under the Mississippi Act as a publicly traded holding company of the casino licensees. As a registered publicly traded corporation, we are subject to the licensing and regulatory control of the Mississippi Gaming Commission, and are required to periodically submit detailed financial, operating and other reports to the Mississippi Gaming Commission and furnish any other information which the Mississippi Gaming Commission may require. If we are unable to satisfy the registration requirements of the Mississippi Act, we and our casino licensees cannot own or operate gaming facilities in Mississippi. The casino licensees are also required to periodically submit detailed financial, operating and other reports to the Mississippi Gaming Commission and the Mississippi State Tax Commission and to furnish any other information required thereby. With certain exceptions, no person may become a stockholder of or receive any percentage of profits from the casino licensees without first obtaining licenses and approvals from the Mississippi Gaming Commission.

Certain of our officers, directors and employees must be found suitable or be licensed by the Mississippi Gaming Commission. We believe that we have applied for all necessary findings of suitability with respect to these persons, although the Mississippi Gaming Commission, in its discretion, may require additional persons to file applications for findings of suitability. In addition, any person having a material relationship or involvement with us may be required to be found suitable, in which case those persons must pay the costs and fees associated with the investigation. A finding of suitability requires submission of detailed personal and financial information followed by a thorough investigation. There can be no assurance that a person who is subject to a finding of suitability will be found suitable by the Mississippi Gaming Commission. The Mississippi Gaming Commission may deny an application for a finding of suitability for any cause that it deems reasonable. Findings of suitability must be periodically renewed.

Changes in certain licensed positions must be reported to the Mississippi Gaming Commission. In addition to its authority to deny an application for a finding of suitability, the Mississippi Gaming Commission has jurisdiction to disapprove a change in a licensed position. The Mississippi Gaming Commission has the power to require us to suspend or dismiss officers, directors and other key employees or sever relationships with other persons who refuse to file appropriate applications or whom the authorities find unsuitable to act in their capacities.

Employees associated with gaming must obtain work permits that are subject to immediate suspension. The Mississippi Gaming Commission will refuse to issue a work permit to a person convicted of a felony and it may refuse to issue a work permit to a gaming employee if the employee has committed various misdemeanors or knowingly violated the Mississippi Act or for any other reasonable cause.

At any time, the Mississippi Gaming Commission has the power to investigate and require a finding of suitability of any of our record or beneficial stockholders, regardless of the percentage of ownership. Mississippi law requires any person who acquires more than 5% of our voting securities to report the acquisition to the Mississippi Gaming Commission, and that person may be required to be found suitable. Also, any person who becomes a beneficial owner of more than 10% of our voting securities, as reported to the Mississippi Gaming Commission, must apply for a finding of suitability by the Mississippi Gaming Commission. An applicant for finding of suitability must pay the costs and fees that the Mississippi Gaming Commission incurs in conducting the investigation.

The Mississippi Gaming Commission has generally exercised its discretion to require a finding of suitability of any beneficial owner of more than 5% of a registered public or private company’s voting securities. However, the Mississippi Gaming Commission has adopted a regulation that permits certain institutional investors to own beneficially up to 15% and, under certain circumstances, up to 19%, of a registered or licensed company’s voting securities without a finding of suitability. Under the regulations, an “institutional investor,” as defined therein, may apply to the Executive Director of the Mississippi Gaming Commission for a waiver of a finding of suitability if such institutional investor (i) beneficially owns up to 15% (or, in certain circumstances, up to 19%) of the voting securities of a registered or licensed company, and (ii) holds the voting securities for investment purposes only. An institutional investor shall not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of the board of directors of the registered or licensed company, any change in the registered or licensed company’s corporate charter, bylaws, management, policies or operations of the registered public or private company or any of its gaming affiliates, or any other action which the Mississippi Gaming Commission finds to be inconsistent with holding the registered or licensed company’s voting securities for investment purposes only.

Activities that are not deemed to be inconsistent with holding voting securities for investment purposes only include:

•	voting, directly or indirectly through the delivery of a proxy furnished by the board of directors, on all matters voted upon by the holders of such voting securities;

•	serving as a member of any committee of creditors or security holders formed in connection with a debt restructuring;

•	nominating any candidate for election or appointment to the board of directors in connection with a debt restructuring;

•	accepting appointment or election (or having a representative accept appointment or election) as a member of the board of directors in connection with a debt restructuring and serving in that capacity until the conclusion of the member’s term;

•	making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in management, policies or operations; and

•	such other activities as the Mississippi Gaming Commission may determine to be consistent with such investment intent.

If a stockholder who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information including a list of beneficial owners. The Mississippi Gaming Commission may at any time dissolve, suspend, condition, limit or restrict a finding of suitability to own a registered public company’s equity interests for any cause it deems reasonable.

We may be required to disclose to the Mississippi Gaming Commission upon request the identities of the holders of any of our debt or other securities. In addition, under the Mississippi Act, the Mississippi Gaming Commission may, in its discretion, require holders of our debt securities to file applications, investigate the holders, and require the holders to be found suitable to own the debt securities.

Although the Mississippi Gaming Commission generally does not require the individual holders of obligations such as notes to be investigated and found suitable, the Mississippi Gaming Commission retains the discretion to do so for any reason, including but not limited to a default, or where the holder of the debt instrument exercises a material influence over the gaming operations of the entity in question. Any holder of debt securities required to apply for a finding of suitability must pay all investigative fees and costs of the Mississippi Gaming Commission in connection with the investigation.

Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Mississippi Gaming Commission may be found unsuitable. Any person found unsuitable and who holds, directly or indirectly, any beneficial ownership of our securities beyond the time that the Mississippi Gaming Commission prescribes, may be guilty of a misdemeanor. After receiving notice that a person is unsuitable to be a stockholder, a holder of our debt securities or to have any other relationship with us, we will be subject to disciplinary action if we:

•	pay the unsuitable person any dividend, interest or other distribution whatsoever;

•	recognize the exercise, directly or indirectly, of any voting rights conferred through such securities held by the unsuitable person;

•	pay the unsuitable person any remuneration in any form for services rendered or otherwise, except in limited and specific circumstances;

•	make any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation or similar transaction; or

•	fail to pursue all lawful efforts to require the unsuitable person to divest himself or herself of the securities, including, if necessary, the immediate purchase of the securities for cash at a fair market value.

The casino licensees must maintain in Mississippi a current ledger with respect to the ownership of their equity securities and we must maintain in Mississippi a current list of our stockholders which must reflect the record ownership of each outstanding share of any equity security issued by us. The ledger and stockholder lists must be available for inspection by the Mississippi Gaming Commission at any time. If any of our securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Mississippi Gaming Commission. A failure to make that disclosure may be grounds for finding the record holder unsuitable. We must also render maximum assistance in determining the identity of the beneficial owner.

The Mississippi Act requires that the certificates representing securities of a registered publicly traded corporation bear a legend to the general effect that the securities are subject to the Mississippi Act and the regulations of the Mississippi Gaming Commission. On May 28, 2009, the Mississippi Gaming Commission granted us a waiver of this legend requirement. The Mississippi Gaming Commission has the power to impose additional restrictions on us and the holders of our securities at any time.

Substantially all loans, leases, sales of securities and similar financing transactions by the casino licensees must be reported to or approved by the Mississippi Gaming Commission. The licensed subsidiaries may not make a public offering of their securities, but may pledge or mortgage casino facilities with the prior approval of the Mississippi Gaming Commission. We may not make a public offering of our securities without the prior approval of the Mississippi Gaming Commission if any part of the proceeds of the offering is to be used to finance the construction, acquisition or operation of gaming facilities in Mississippi or to retire or extend obligations incurred for those purposes. The approval, if given, does not constitute a recommendation or approval of the accuracy or adequacy of the prospectus or the investment merits of the securities subject to the offering. Effective June 23, 2012, the Mississippi Gaming Commission granted us a waiver of the prior approval requirement for our securities offerings for a period of three years, subject to certain conditions. The waiver may be rescinded for good cause without prior notice upon the issuance of an interlocutory stop order by the Executive Director of the Mississippi Gaming Commission.

Under the regulations of the Mississippi Gaming Commission, the casino licensees may not guarantee a security issued by us pursuant to a public offering, or pledge their assets to secure payment or performance of the obligations evidenced by such a security issued by us, without the prior approval of the Mississippi Gaming Commission. Similarly, we may not pledge the stock or other ownership interests of the casino licensees, nor may the pledgee of such ownership interests foreclose on such a pledge, without the prior approval of the Mississippi Gaming Commission. Moreover, restrictions on the transfer of an equity security issued by us and agreements not to encumber such securities granted by us are ineffective without the prior approval of the Mississippi Gaming Commission. The waiver of the prior approval requirement for our securities offerings received from the Mississippi Gaming Commission effective June 23, 2012 includes a waiver of the prior approval requirement for such guarantees, pledges and restrictions of the casino licensees, subject to certain conditions.

We cannot change our control through merger, consolidation, acquisition of assets, management or consulting agreements or any form of takeover without the prior approval of the Mississippi Gaming Commission. The Mississippi Gaming Commission may also require controlling stockholders, officers, directors, and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process relating to the transaction.

The Mississippi Legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and other corporate defensive tactics that affect corporate gaming licensees in Mississippi and corporations whose stock is publicly traded that are affiliated with those licensees may be injurious to stable and productive corporate gaming. The Mississippi Gaming Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Mississippi’s gaming industry and to further Mississippi’s policy to assure the financial stability of corporate gaming operators and their affiliates, preserve the beneficial aspects of conducting business in the corporate form, and promote a neutral environment for the orderly governance of corporate affairs.

We may be required to obtain approval from the Mississippi Gaming Commission before we may make exceptional repurchases of voting securities in excess of the current market price of its common stock (commonly called “greenmail”) or before we may consummate a corporate acquisition opposed by management. The regulations also require prior approval by the Mississippi Gaming Commission if we adopt a plan of recapitalization proposed by our Board of Directors opposing a tender offer made directly to the stockholders for the purpose of acquiring control of us.

Neither we nor the casino licensees may engage in gaming activities in Mississippi while we, the casino licensees and/or persons found suitable to be associated with the gaming license of the casino licensees conduct gaming operations outside of Mississippi without approval of the Mississippi Gaming Commission. The Mississippi Gaming Commission may require that it have access to information concerning our, and our affiliates’, out-of-state gaming operations. We believe that we have applied for all necessary waivers of foreign gaming approval from the Mississippi Gaming Commission for the conduct of our active or planned gaming operations outside of Mississippi.

If the Mississippi Gaming Commission decides that the casino licensees violated a gaming law or regulation, the Mississippi Gaming Commission could limit, condition, suspend or revoke the license of the subsidiary. In addition, we, the casino licensees and the persons involved could be subject to substantial fines for each separate violation. A violation under any of our other operating subsidiaries’ gaming licenses may be deemed a violation of the casino licensees’ gaming license.

Because of a violation, the Mississippi Gaming Commission could attempt to appoint a supervisor to operate the casino facilities. Limitation, conditioning or suspension of the casino licensees’ gaming license or our registration as a publicly traded holding company, or the appointment of a supervisor could, and the revocation of any gaming license or registration would, materially adversely affect our Mississippi gaming operations.

The casino licensees must pay license fees and taxes, computed in various ways depending on the type of gaming involved, to the State of Mississippi and to the county or city in which the licensed gaming subsidiary conducts operations. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon a percentage of gross gaming revenues, the number of slot machines operated by the casino, and the number of table games operated by the casino.

The license fee payable to the State of Mississippi is based upon “gross revenues,” generally defined as cash receipts less cash payouts to customers as winnings, and generally equals 8% of gross revenue. These license fees are allowed as a credit against our Mississippi income tax liability for the year paid. The gross revenue fee imposed by the Mississippi cities and counties in which casino operations are located is in addition to the fees payable to the State of Mississippi and equals approximately 4% of gross revenue.

The Mississippi Gaming Commission adopted a regulation in 1994 requiring as a condition of licensure or license renewal that a gaming establishment’s plan include a 500-car parking facility in close proximity to the casino complex and infrastructure facilities which will amount to at least 25% of the casino cost. Infrastructure facilities are defined in the regulation to include a hotel with at least 250 rooms, theme park, golf course and other similar facilities. Beau Rivage and Gold Strike Tunica are in compliance with this requirement. On January 21, 1999, the Mississippi Gaming Commission adopted an amendment to this regulation which increased the infrastructure requirement to 100% from the existing 25%; however, the regulation grandfathers existing licensees and applies only to new casino projects and casinos that are not operating at the time of acquisition or purchase, and would therefore not apply to Beau Rivage and Gold Strike Tunica. In any event, Beau Rivage and Gold Strike Tunica would comply with such requirement. On February 21, 2013, the Mississippi Gaming Commission adopted further amendments to this regulation to impose additional requirements on new casino projects. However, the amended regulation grandfathers any licensee who has been licensed by the Mississippi Gaming Commission prior to December 31, 2013; therefore, the amendments do not apply to Beau Rivage or Gold Strike Tunica.

Both the local jurisdiction and the Alcoholic Beverage Control Division of the Mississippi State Tax Commission license, control and regulate the sale of alcoholic beverages by the casino licensees. Beau Rivage and Gold Strike Tunica are in areas designated as special resort areas, which allows casinos located therein to serve alcoholic beverages on a 24-hour basis. The Alcoholic Beverage Control Division requires that our key officers and managers and the casino licensees’ key officers and managers and all owners of more than 5% of the casino licensees’ equity submit detailed personal, and in some instances, financial information to the Alcoholic Beverage Control Division and be investigated and licensed. All such licenses are non-transferable. The Alcohol Beverage Control Division has the full power to limit, condition, suspend or revoke any license for the service of alcoholic beverages or to place a licensee on probation with or without conditions. Any disciplinary action could, and revocation would, have a material adverse effect upon the casino’s operations.

Illinois Government Regulation

Our 50% joint venture ownership interest in Grand Victoria Riverboat Casino, located in Elgin, Illinois (“Grand Victoria”) is subject to extensive state regulation under the Illinois Riverboat Gambling Act (the “Illinois Act”) and the regulations of the Illinois Gaming Board (the “Illinois Board”).

In February 1990, the State of Illinois legalized riverboat gambling. The Illinois Act authorizes the Illinois Board to issue up to ten riverboat gaming owners’ licenses on any water within the State of Illinois or any water other than Lake Michigan which constitutes a boundary of the State of Illinois. The Illinois Act restricts the location of certain of the ten owners’ licenses. Three of the licenses must be located on the Mississippi River. One license must be at a location on the Illinois River south of Marshall County and another license must be located on the Des Plaines River in Will County. The remaining licenses are not restricted as to location. Currently, all ten owner’s licenses are in operation in Alton, Aurora, East Peoria, East St. Louis, Elgin, Metropolis, Rock Island, Des Plaines, and two licenses in Joliet.

The Illinois Act strictly regulates the facilities, persons, associations and practices related to gaming operations. It grants the Illinois Board specific powers and duties, and all other powers necessary and proper to fully and effectively execute the Illinois Act for the purpose of administering, regulating and enforcing the system of riverboat gaming. The Illinois Board has authority over every person, association, corporation, partnership and trust involved in riverboat gaming operations in the State of Illinois.

The Illinois Act requires the owner of a riverboat gaming operation to hold an owner’s license issued by the Illinois Board. Each owner’s license permits the holder to own up to two riverboats as part of its gaming operation; however, gaming participants are limited to 1,200 for any owner’s license. The number of gaming participants will be determined by the number of gaming positions available at any given time. Gaming positions are counted as follows:

•	positions for electronic gaming devices will be determined as 90% of the total number of devices available for play;

•	craps tables will be counted as having ten gaming positions; and

•	games utilizing live gaming devices, except for craps, will be counted as having five gaming positions.

Each owner’s license initially runs for a period of three years. Thereafter, the license must be renewed annually. The Board may renew an owner’s license for up to four years. An owner licensee is eligible for renewal upon payment of the applicable fee and a determination by the Illinois Board that the licensee continues to meet all of the requirements of the Illinois Act and Illinois Board rules. The owner’s license for Grand Victoria was issued in October 1994 and was renewed for a four-year period that ends in October 2016. An ownership interest in an owner’s license may not be transferred or pledged as collateral without the prior approval of the Illinois Board.

Pursuant to the Illinois Act, the Illinois Board established certain rules to follow in deciding whether to approve direct or indirect ownership or control of an owner’s license. The Illinois Board must consider the impact of any economic concentration caused by the ownership or control. No direct or indirect ownership or control may be approved which will result in undue economic concentration of the ownership of a riverboat gambling operation in Illinois. The Illinois Act specifies a number of criteria for the Illinois Board to consider in determining whether the approval of the issuance, transfer or holding of a license will create undue economic concentration. The application of such criteria could reduce the number of potential purchasers for the Grand Victoria or our 50% joint venture interest therein.

The Illinois Act does not limit the maximum bet or per patron loss. Minimum and maximum wagers on games are set by the holder of the owner’s license. Wagering may not be conducted with money or other negotiable currency. No person under the age of 21 is permitted to wager and wagers only may be received from a person present on the riverboat. With respect to electronic gaming devices, the payout percentage may not be less than 80% or more than 100%.

Illinois imposes a number of taxes on Illinois casinos. Such taxes are subject to change by the Illinois legislature and have been increased in the past. The Illinois legislature also may impose new taxes on Grand Victoria’s activities. Illinois currently imposes an admission tax of $2.00 per person for an owner licensee that admitted 1,000,000 persons or fewer in the 2004 calendar year, and $3.00 per person for all other owner licensees (including Grand Victoria).

Additionally, Illinois imposes a wagering tax on the adjusted gross receipts, as defined in the Illinois Act, of a riverboat operation. The owner licensee is required, on a daily basis, to wire the wagering tax payment to the Illinois Board. Currently, the wagering tax is:

•	15.0% of adjusted gross receipts up to and including $25.0 million;

•	22.5% of adjusted gross receipts in excess of $25.0 million but not exceeding $50.0 million;

•	27.5% of adjusted gross receipts in excess of $50.0 million but not exceeding $75.0 million;

•	32.5% of adjusted gross receipts in excess of $75.0 million but not exceeding $100.0 million;

•	37.5% of adjusted gross receipts in excess of $100.0 million but not exceeding $150.0 million;

•	45.0% of adjusted gross receipts in excess of $150.0 million but not exceeding $200.0 million; and

•	50.0% of adjusted gross receipts in excess of $200.0 million.

A holder of any gaming license in Illinois is subject to imposition of fines, suspension or revocation of such license, or other action for any act or failure to act by the licensee or the licensee’s agents or employees, that is injurious to the public health, safety, morals, good order and general welfare of the people of the State of Illinois, or that would discredit or tend to discredit the Illinois gaming industry or the State of Illinois. The Illinois Board may revoke or suspend licenses, as the Illinois Board may determine and, in compliance with applicable Illinois law regarding administrative procedures, may suspend an owner’s license, without notice or hearing, upon a determination that the safety or health of patrons or employees is jeopardized by continuing a riverboat’s operation. The suspension may remain in effect until the Illinois Board determines that the cause for suspension has been abated and it may revoke the owner’s license upon a determination that the owner has not made satisfactory progress toward abating the hazard.

If the Illinois Board has suspended, revoked or refused to renew an owner’s license or if a riverboat gambling operation is closing and the owner is voluntarily surrendering its owner’s license, the Illinois Board may petition the local circuit court in which the riverboat is situated for appointment of a receiver. The circuit court has sole jurisdiction over any and all issues pertaining to the appointment of a receiver. The Illinois Board specifies the specific powers, duties and limitations of the receiver.

The Illinois Board requires that each “Key Person” of an owner licensee submit a Personal Disclosure or Business Entity Form and be investigated and approved by the Illinois Board. The Illinois Board determines which positions, individuals or Business Entities are required to be approved by the Board as Key Persons. Once approved, such Key Person status must be maintained. Key Persons include:

•	any Business Entity and any individual with an ownership interest or voting rights of more than 5% in the licensee or applicant and the trustee of any trust holding such ownership interest or voting rights;

•	the directors of the licensee or applicant and its chief executive officer, president and chief operating officer or their functional equivalents;

•	a Gaming Operations Manager or any other business entity or individual who has influence and/or control over the conduct of gaming or the Riverboat Gaming Operation; and

•	all other individuals or Business Entities that, upon review of the applicant’s or licensees Table of Organization, Ownership and Control the Board determines hold a position or a level of ownership, control or influence that is material to the regulatory concerns and obligations of the Illinois Board for the specified licensee or applicant.

Each owner licensee must provide a means for the economic disassociation of a Key Person in the event such economic disassociation is required by an order of the Illinois Board. Based upon findings from an investigation into the character, reputation, experience, associations, business probity and financial integrity of a Key Person, the Illinois Board may enter an order upon the licensee or require the economic disassociation of the Key Person.

Applicants for and holders of an owner’s license are required to obtain the Illinois Board’s approval for changes in the following: (i) Key Persons; (ii) type of entity; (iii) equity and debt capitalization of the entity; (iv) investors and/or debt holders; (v) source of funds; (vi) applicant’s economic development plan; (vii) riverboat capacity or significant design change; (viii) gaming positions; (ix) anticipated economic impact; or (x) agreements, oral or written, relating to the acquisition or disposition of property (real or personal) of a value greater than $1 million. Illinois regulations provide that a holder of an owner’s license may make distributions to its stockholders only to the extent that such distributions do not impair the financial viability of the owner.

The Illinois Board requires each holder of an owner’s license to obtain the Illinois Board’s approval prior to issuing a guaranty of any indebtedness. Accordingly, we and Nevada Landing Partnership intend to petition the Illinois Board to allow Nevada Landing Partnership to issue a subsidiary guaranty of any indebtedness that we incur in the future to the extent such guaranty is required by our lenders. Although we and Nevada Landing Partnership believe the Illinois Board will continue to approve our petitions and allow Nevada Landing Partnership to guaranty our future indebtedness, there can be no assurance that the Illinois Board will continue to grant the necessary approvals.

The Illinois Board requires that each “institutional investor,” as that term is defined by Illinois Board, that, individually or jointly with others, cumulatively acquires, directly or indirectly, 5% or more of any class of voting securities of a publicly-traded licensee or a licensee’s publicly-traded parent corporation shall, within no less than ten days after acquiring such securities, notify the Illinois Board of such ownership and shall, upon request, provide such additional information as may be required by the Illinois Board. An institutional investor that, individually or jointly with others, cumulatively acquires, directly or indirectly, 10% or more of any class of voting securities of a publicly-traded licensee or a licensee’s publicly-traded parent corporation shall file an “Institutional Investor Disclosure Form,” provided by the Illinois Board, within 45 days after cumulatively acquiring such level of ownership interest, unless such requirement is waived by the Illinois Board. Based upon the current position of the Illinois Board, ownership interest in a licensee’s publicly-traded parent corporation is calculated based on the publicly-traded parent corporation’s ownership in the licensee. Accordingly, an institutional investor that owns 5% of any class of our voting securities should only be considered a 2.5% owner for the basis of the regulations of the Illinois Board based on our 50% ownership in Grand Victoria. Additionally, we must notify the Illinois Board as soon as possible after we become aware that we are involved in an ownership acquisition by an institutional investor.

The Illinois Board may waive any licensing requirement or procedure provided by rule if it determines that the waiver is in the best interests of the public and the gaming industry. Also, the Illinois Board may, from time to time, amend or change its rules.

On January 1, 2008, Illinois’ statewide public smoking ban became effective. Smoking is now illegal in Illinois’ casinos, bars, restaurants and other public establishments. This may continue to negatively impact the gaming industry in Illinois.

From time to time, various proposals have been introduced in the Illinois legislature that, if enacted, would affect the taxation, regulation, operation or other aspects of the gaming industry. The Illinois legislature regularly considers proposals that would expand gaming opportunities in Illinois. Some of this legislation, if enacted, could adversely affect the gaming industry. No assurance can be given whether such or similar legislation will be enacted.

The Illinois legislature continues to discuss the possibility of gaming expansion. This expansion could include several new casinos (including one in Chicago), increased gaming positions and new and existing casinos, as well as gaming positions at Illinois racetracks. If gaming expansion occurs, Grand Victoria’s operating results could be adversely impacted by the increased competition.

On July 13, 2009, Illinois enacted the Video Gaming Act, which legalizes the use of up to five video gaming terminals in most bars, restaurants, truck stops, fraternal organizations and veterans’ organizations holding valid Illinois liquor licenses. The Illinois Board adopted a set of Regulations and releases Emergency Regulations, as necessary, to implement the Video Gaming Act. Effective October 9, 2012, video gaming in Illinois became operational. The video gaming terminals in licensed establishments allow patrons to play games such as video poker, line up and blackjack. At maturity, the Illinois market is estimated to have between 5,000 and 10,000 licensed locations that may host video gaming terminals. Grand Victoria’s revenues may be adversely impacted by the availability of video gaming terminals in non-casino establishments proximately located to its customer base.

The Illinois Act provides for a five-member Illinois Board that is appointed by the Illinois Governor and approved by the Illinois Senate. There are currently four members on the Illinois Board, with one vacancy.

Macau S.A.R. Laws and Regulations

MGM Grand Paradise is regulated as a gaming operator under applicable Macau law and our ownership interest in MGM Grand Paradise is subject to continuing regulatory scrutiny. We are required to be approved by the Macau government (gaming authorities) to own an interest in a gaming operator. Authorized gaming operators must pay periodic fees and taxes, and gaming rights are not transferable, unless approved by the Macau government. MGM Grand Paradise must periodically submit detailed financial and operating reports to the Macau gaming authorities and furnish any other information that the Macau gaming authorities may require. No person may acquire any rights over the shares or assets of MGM Grand Paradise without first obtaining the approval of the Macau gaming authorities. The transfer or creation of encumbrances over ownership of shares representing the share capital of MGM Grand Paradise or other rights relating to such shares, and any act involving the granting of voting rights or other stockholders’ rights to persons or entities other than the original owners, would require the approval of the Macau government and the subsequent report of such acts and transactions to the Macau gaming authorities. The stock of MGM Grand Paradise and its casinos, assets and equipments shall not be subject to any liens or encumberances, except under authorization by the Macau government.

MGM Grand Paradise’s subconcession contract requires approval of the Macau government for transfers of shares, or of any rights over such shares, in any of the direct or indirect stockholders in MGM Grand Paradise, including us, provided that such shares or rights are directly or indirectly equivalent to an amount that is equal to or higher than 5% of the share capital in MGM Grand Paradise. Under the subconcession contract, this approval requirement does not apply to securities that are listed and tradable on a stock market. Since MGM Grand Paradise’s securities are not listed and tradable on a stock market this approval requirement applies to transfers of MGM Grand Paradise’s shares. In addition, this contract requires that the Macau government be given notice of the creation of any encumbrance or the grant of voting rights or other stockholders’ rights to persons other than the original owners on shares in any of the direct or indirect stockholders in MGM Grand Paradise, including us, provided that such shares or rights are indirectly equivalent to an amount that is equal to or higher than 5% of the share capital in MGM Grand Paradise. This notice requirement will not apply, however, to securities listed and tradable on a stock exchange.

MGM Grand Paradise is in no case allowed to delegate the management of gaming operations to a management company, and is in no case allowed to enter into a management contract by which its managing powers are or might be assumed by a third party. Any act or contract by which MGM Grand Paradise assigns, transfers, alienates or creates liens or encumbrances on gaming operations to or in favor of a third party is prohibited, unless previously approved by the Macau government.

The Macau gaming authorities may investigate any individual who has a material relationship to, or material involvement with, MGM Grand Paradise to determine whether MGM Grand Paradise’s suitability and/or financial capacity is affected by that individual. MGM Grand Paradise shareholders with 5% or more of the share capital and directors must apply for and undergo a finding of suitability process and maintain due qualification during the subconcession term, and accept the persistent and long-term inspection and supervision exercised by the Macau government. MGM Grand Paradise is required to immediately notify the Macau government should MGM Grand Paradise become aware of any fact that may be material to the appropriate qualification of any shareholder who owns 5% or more of the share capital, or any director or key employee. Changes in approved corporate positions must be reported to the Macau gaming authorities. The Macau gaming authorities have jurisdiction to deny an application for a finding of suitability.

Any person who fails or refuses to apply for a finding of suitability after being ordered to do so by the Macau gaming authorities may be found unsuitable. Any stockholder subject to a suitability process who is found unsuitable must transfer their shares to a third party within a term set by the Macau government. If such transfer is not consummated, MGM Grand Paradise must acquire those shares. If any officer, director or key employee is found unsuitable, MGM Grand Paradise must sever all relationships with that person. In case of failure to act in accordance thereof, MGM Grand Paradise would become subject to administrative sanctions and penalties.

The Macau government must give their prior approval to changes in control of MGM Grand Paradise through a merger, consolidation, stock or asset acquisition, management or consulting agreement or any act or conduct by any person whereby he or she obtains control. Entities seeking to acquire control of a registered corporation must satisfy the Macau government concerning a variety of stringent standards prior to assuming control. The Macau gaming authorities may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be considered suitable as part of the approval process of the transaction.

The Macau gaming authorities also have the power to supervise gaming operators in order to assure the financial stability of corporate gaming operators and their affiliates.

The subconcession contract requires the Macau gaming authorities’ prior approval of any recapitalization plan, any increase of the capital stock by public subscription, any issue of preferential shares or any creation, issue or transformation of types or series of shares representative of MGM Grand Paradise capital stock, as well as any change in the constituent documents (i.e., articles of association) of MGM Grand Paradise. The Chief Executive of Macau could also require MGM Grand Paradise to increase its share capital if he deemed it necessary.

MGM Macau was constructed and is operated under MGM Grand Paradise’s subconcession contract. This subconcession excludes the following gaming activities: mutual bets, gaming activities provided to the public, interactive gaming and games of chance or other gaming, betting or gambling activities on ships or planes. MGM Grand Paradise’s subconcession is exclusively governed by Macau law. MGM Grand Paradise is subject to the exclusive jurisdiction of the courts of Macau in case of any potential dispute or conflict relating to our subconcession.

MGM Grand Paradise’s subconcession contract expires on March 31, 2020. Unless the subconcession is extended, on that date, all casino operations and related equipment in MGM Macau will automatically be transferred to the Macau government without compensation to MGM Grand Paradise and MGM Resorts International will cease to generate any revenues from these operations. Beginning on April 20, 2017, the Macau government may redeem the subconcession by giving MGM Grand Paradise at least one year prior notice and by paying fair compensation or indemnity.

The amount of such compensation or indemnity will be determined based on the amount of revenue generated during the tax year prior to the redemption.

The Macau government also has the right to unilaterally terminate, without compensation to MGM Grand Paradise, the subconcession at any time upon the occurrence of fundamental non-compliance by MGM Grand Paradise with applicable Macau laws or MGM Grand Paradise’s basic obligations under the subconcession contract. If the default is curable, the Macau gaming authorities are required to give MGM Grand Paradise prior notice to cure the default, though no specific cure period for that purpose is provided.

The subconcession contract contains various general covenants and obligations and other provisions, the compliance with which is subjective. MGM Grand Paradise has the following obligations under the subconcession contract:

•	ensure the proper operation and conduct of casino games;

•	employ people with appropriate qualifications;

•	operate and conduct casino games of chance in a fair and honest manner without the influence of criminal activities; and

•	safeguard and ensure Macau’s interests in tax revenue from the operation of casinos and other gaming areas.

The subconcession contract requires MGM Grand Paradise Limited to maintain a certain minimum level of insurance which are in place.

MGM Grand Paradise Limited is also subject to certain reporting requirements to the Macau gaming authorities.

Under the subconcession, MGM Grand Paradise Limited is obligated to pay to the Macau S.A.R. an annual premium with a fixed portion and a variable portion based on the number and type of gaming tables employed and gaming machines operated. The fixed portion of the premium is equal to 30 million patacas (approximately $3.8 million, based on exchange rates at December 31, 2013). The variable portion is equal to 300,000 patacas per gaming table reserved exclusively for certain kinds of games or players, 150,000 patacas per gaming table not so reserved and 1,000 patacas per electrical or mechanical gaming machine, including slot machines (approximately $37,600, $18,800 and $125, respectively, based on exchange rates at December 31, 2013), subject to a minimum of forty five million patacas (approximately $5.6 million, based on exchange rates at December 31, 2013). MGM Grand Paradise Limited also has to pay a special gaming tax of 35% of gross gaming revenues and applicable withholding taxes. It must also contribute 1.6% and 2.4% (a portion of which must be used for promotion of tourism in Macau) of its gross gaming revenue to a public foundation designated by the Macau S.A.R. government and to the Macau S.A.R, respectively, as special levy.

Currently, the gaming tax in Macau is calculated as a percentage of gross gaming revenue. However, gross gaming revenue does not include deductions for credit losses. As a result, if MGM Grand Paradise issues markers to its customers in Macau and is unable to collect on the related receivables from them, it has to pay taxes on its winnings from these customers even though it was unable to collect the related receivables.

MGM Grand Paradise has received a concession from the Macau government to use a 10.67 acre parcel of land for MGM Macau (the “MGM Macau Land Contract”). The land concession will expire on April 6, 2031 and is renewable.

The MGM Macau Land Contract requires MGM Grand Paradise to pay a premium which was paid in full before the opening of MGM Macau. In addition, MGM Grand Paradise is also obligated to pay rent annually for the term of the MGM Macau Land Contract. The rent amount may be revised every five years by the Macau government, according to the provisions of the Macau Land law.

In addition, MGM Grand Paradise has received a concession from the Macau government to use an approximately 17.8 acre site in Cotai Macau and develop a second resort and casino (the “Cotai Land Contract”). The Cotai Land Contract was published in the 2nd series of the Official Gazette of Macau dated of 9th January 2013. The total land premium payable to the Macau government for the Cotai Land Contract is approximately $161 million and is composed of a down payment and eight additional semi-annual payments. In October 2012, MGM China paid approximately $56 million as the initial down payment of the contract premium. The first two semi-annual payments of approximately $4.6 million each were paid in July 2013 and January 2014, respectively. In addition, MGM Grand Paradise is required to pay the Macau government approximately $269,000 per year in rent during the course of development of the land and approximately $681,000 per year in rent once the development is completed. The annual rent is subject to review by the Macau government every five years.

MGM Grand Paradise received an exemption from Macau’s corporate income tax on profits generated by the operation of casino games of chance for a period of five-years starting at January 1, 2007. In October 2011, MGM Grand Paradise was granted an extension of this exemption for an additional five years. The exemption runs through December 31, 2016.

Maryland Government Regulation

The Maryland State Lottery Video Lottery Terminal Law (“Maryland VLT Law”) subjects the owners and operators of video lottery facilities to extensive state licensing and regulatory requirements. We are subject to the Maryland VLT Law and the regulations promulgated to implement it through our ownership interest in MGM National Harbor, LLC, which is expected to operate a video lottery facility in Prince George’s County, Maryland, which facility is currently scheduled for completion and opening in or about July 2016 (the “National Harbor Project”).

Under the Maryland VLT Law, the Maryland Lottery and Gaming Control Commission (“Maryland Commission”), in conjunction with the Maryland Lottery and Gaming Control Agency (“Maryland Agency”), maintains authority to regulate the operation of video lottery terminals and tables games within the State of Maryland, and to issue video lottery operation licenses to qualified applicants. The Maryland Video Lottery Facility Location Commission (“Maryland Location Commission”) has the authority to award up to six video lottery operation licenses within the State of Maryland and is responsible for evaluating competing proposals and awarding the video lottery operation licenses to applicants based on business and market, economic development and location siting factors. The Maryland Location Commission cannot award a video lottery operation license to an applicant until the Maryland Commission determines that the applicant is qualified. On October 10, 2013, the Maryland Commission determined that MGM National Harbor, LLC and all applicable principals were qualified, and on December 23, 2013, the Maryland Location Commission awarded the video lottery operation license in Prince George’s County, Maryland to MGM National Harbor, LLC. MGM National Harbor, LLC was awarded the sixth and final video lottery operation license in Maryland.

Once a video lottery operation license is awarded, the Maryland Commission may issue the license if the, as developed, video lottery facility is consistent in all material respects with that proposed by the applicant to the Maryland Location Commission, meets applicable state and local requirements, for example, zoning, land use, and transportation approvals or permits, and the applicant continues to meet qualification and other regulatory requirements.

Once the video lottery operation license is issued, the initial license term of 15 years will commence. The initial license fee is based on the number of video lottery terminals proposed within the video lottery facility. As 3,600 video lottery terminals were proposed for the National Harbor Project, our initial license fee was $21 million, and the Maryland Location Commission determined that the National Harbor Project may have up to 3,600 terminals. Within 1 year of the end of the initial 15–year license term, a video lottery operation licensee may reapply for a license that has a license term of 10 years and a license fee to be established by statute.

Under the Maryland VLT Law, video lottery terminals each must have an average payout percentage of at least 87%. Video lottery facilities are permitted to operate 24 hours a day, and patrons must be 21 years of age to wager. While alcohol may be offered in the video lottery facility, it may not be offered free of charge. The Maryland VLT Law and regulations also impose various restrictions on check cashing, debit and credit card usage, ATMs, and other transactions within the video lottery facility.

The Maryland Commission has extensive authority to conduct background investigations and to determine whether applicants for a video lottery operation license, affiliated holding or intermediary companies, directors, officers, key management employees, principals, partners, and other persons or entities holding a five percent or greater interest in the applicant, are qualified under the Maryland VLT Law.

The Maryland VLT Law provides that institutional investors may be exempt from certain regulatory requirements, and an Institutional Investor Waiver Application may be submitted for entities holding an interest in an applicant or licensee that are considered institutional investors. The term “institutional investor” generally includes insurance companies, banks and financial institutions, investment companies, trusts and advisors, pension funds, etc. The Maryland Commission’s decision concerning whether to grant a waiver is discretionary, and based on a variety of factors that include, but are not limited to, the institutional investor’s securities, whether the investor is substantially involved in the video lottery operations of the licensee, and the investor’s gaming licensure history in other jurisdictions.

After a video lottery operation license is awarded and/or issued, the Maryland Commission has responsibility for the continuing regulation and licensing of the licensee and its officers, directors, and other designated persons. The Maryland Commission retains the authority to suspend, revoke or restrict a video lottery operation license, and may levy civil penalties for regulatory and other violations. The licensee’s participation in video lottery and table game operations is expressly deemed a revocable privilege under the Maryland VLT Law, conditioned on the proper and continued qualification of the licensee and the licensee meeting reporting requirements and continuing to provide any assistance and information necessary to the Maryland regulators. Each licensee has an affirmative responsibility to provide an annual update of applicable licensing information to the Maryland Commission. Among other things, the Maryland Commission is also responsible for the collection of application, license and other fees, conducting investigations into the operation of video lottery terminals and table games, and reviewing and ruling on complaints, and may conduct unannounced inspections of the video lottery facility premises or the licensee’s records and equipment.

The regulations promulgated to implement the Maryland VLT Law impose detailed substantive and procedural requirements related to video lottery licensing and ongoing operations. The regulations include, but are not limited to, provisions concerning: licensing investigations and hearings; marketing controls and standards; internal control standards related to accounting, finance and statistics, audits, record retention, complimentaries, surveillance, security, cage and customer transactions, promotions, and other gaming related controls; facility design standards; table games surveillance; gaming floor plans; the transportation and testing of video lottery terminals and table games equipment; the registration of video lottery terminals and table games; voluntary and mandatory patron exclusion; responsible gaming; and junket enterprises and representatives. Applicants and licensees must also meet requirements concerning minority business participation, provide health insurance and retirement benefits for employees, and give preference to hiring employees located within ten miles of the video lottery facility.

Generally, a video lottery operation license may not be transferred, assigned or pledged as collateral without approval from the Maryland Commission. Specifically, a licensee cannot sell or transfer more than 5% of the legal or beneficial interests in the licensee unless the Maryland Commission is notified and determines that the buyer or transferee meets all applicable qualification and regulatory requirements. If the licensee fails to meet these requirements, the applicable license will be automatically revoked ninety days after the transfer or sale. Entities and individuals are also prohibited from owning an interest in more than one video lottery facility, and any application to the Maryland Location Commission to apply for an additional license must include a plan for divesting the applicable interest in the initial license. Applicants seeking investors in an entity applying for a video lottery operation license must make serious, good-faith efforts to solicit and interview a reasonable number of minority investors before a license will be awarded by the Maryland Location Commission, and following the award, must again make serious, good-faith efforts to interview minority investors in any future attempts to raise venture capital or attract new investors to the entity awarded the license.

The Maryland Commission retains the authority to recommend or propose changes to the Maryland VLT Law, and may amend or change regulations concerning the Maryland VLT Law, which, if enacted, could adversely affect the gaming industry and our ability to operate in Maryland.